Exhibit B-4(f)(2)


                         FIRST AMENDMENT
                               TO
           FIRST AMENDED AND RESTATED CREDIT AGREEMENT
                           (Term Loan)


     THIS FIRST AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT (Term Loan) ("Amendment Agreement") is made February 11, 2003 ("Execution Date") to be effective as of the Effective Date, by and among Gold Kist, Inc., a Georgia corporation ("Borrower") and CoBank, ACB ("CoBank") as Lender.

                            RECITALS

     A. CoBank and Borrower have entered into that certain First Amended and Restated Credit Agreement (Term Loan) dated as of January 29, 2003 (as amended, modified, or supplemented from time to time, the "Credit Agreement") pursuant to which CoBank has extended certain credit facilities to Borrower, under the terms and conditions set forth in the Credit Agreement.

     B. Borrower has requested that CoBank amend the Credit Agreement in connection with certain amendments being made in the Rabobank Agreement (as defined in the Credit Agreement), which CoBank is willing to do under the terms and conditions, including the other amendments, as set forth in this Amendment Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, including the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the definition given to them in the Credit
Agreement if defined therein.

2. Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement shall be amended as follows as of the Effective Date:

     2.1 Section 1.32 shall be amended in its entirety to read as follows:

     1.32 Consolidated Tangible Net Worth : means the net worth of Borrower and its Subsidiaries (as determined in accordance with GAAP) less the Intangible Assets of Borrower and its Subsidiaries, but including the goodwill (as reflected on the Borrower's financial statements delivered pursuant to Section 9.1 hereof from time to time but not to exceed $23,900,000.00) created in connection with the acquisition by Borrower of the outstanding equity of Golden Poultry Company, Inc. in September, 1997.

     2.2 Section 1.33 shall be amended in its entirety to read as follows:

     1.33 Consolidated Total Debt: means (a) Total Debt of Borrower and its Subsidiaries, plus (b) the Total Debt of any other Person which (i) has been guaranteed by Borrower or any Subsidiary or (ii) is supported by a letter of credit issued for the account of Borrower or any Subsidiary, all consolidated in accordance with GAAP.

     2.3 Section 1.53 shall be amended in its entirety to read as follows:

     1.53 Indebtedness: of any Person shall mean, without duplication (a) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, obligations evidenced by bonds, debentures, notes or other similar instruments, and such Person's pro-rata share of any obligations of a general partnership in which such Person is the general partner); (b) all rental obligations under leases required to be capitalized under GAAP; (c) all Guaranties of such Person (including contingent reimbursement obligations under undrawn letters of credit); (d) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; and (e) obligations or other liabilities under Hedging Contracts, or similar agreements or combinations thereof which are disclosed as liabilities on the balance sheet of such Person in accordance with GAAP.

     2.4 Section 1.55 shall be amended in its entirety to read as follows:

     1.55 Intangible Assets: of a Person, shall mean the non-current, non-physical assets of such Person that entitle such Person to certain legal rights or competitive advantages, and shall include copyrights, trademarks, tradenames and other intellectual property, franchises, goodwill (to the extent positive), organizational costs, licenses and permits, and, in connection with Borrower, shall include the SSC Securities.

     2.5 Section 1.94 shall be amended in its entirety to read as follows:

     1.94 Subsidiary: shall, with respect to Borrower, mean any corporation, partnership, joint venture, limited liability company, trust or estate or other entity in which (or of which) the Borrower, directly or indirectly, owns or controls more than 50% of (a) any shares of Stock or other form of ownership interest of such Person having general voting power under ordinary circumstances to vote in the election of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency), or (b) the interest in the capital or profits of such Person, provided, however, notwithstanding the foregoing, GC Properties shall not be deemed to be a "Subsidiary" of Borrower.

     2.6  Section 1.97 shall be amended by replacing
"$33,125,000.00" with "$33,220,000.00".

     2.7 The introductory portion of Subsection 9.14.1 is amended in its entirety to read as follows:

          9.14.1 Fixed Charge Coverage Ratio. At, and measured as of the end of, each Fiscal Quarter a ratio of (a) EBITDA for the previous consecutive four (4) Fiscal Quarters (including such Fiscal Quarter), (b) divided by the sum of (i) Consolidated Interest Expense for such four (4) Fiscal Quarters and (ii) the aggregate scheduled principal amount of Indebtedness for Money Borrowed (other than the Revolving Loans) to be paid within one year after the last day of such Fiscal Quarter, equal to or greater than the ratio set forth opposite the relevant Fiscal Quarter:

     2.8 Section 10.1 is amended in its entirety to read as follows:

     10.1 Limitation on Restricted Payments. Borrower will not pay or declare any dividend or make any other distribution on or on account of any class of its Stock or other equity or make cash distributions of equity (including cash patronage refunds), or make interest payments on equity, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its Stock or other equity, or redeem, purchase or otherwise acquire, directly or indirectly, any Subordinated Debt, including, but not limited to, its Subordinated Capital Certificates of Interest and Subordinated Loan Certificates (except required redemptions as provided in the indentures pursuant to which such Subordinated Debt was issued), or permit any Subsidiary to do any of the above (all of the foregoing being herein called "Restricted Payments") except that Borrower may make
     (a) cash patronage refunds in fiscal year 2002 and thereafter in an amount, for each Fiscal Year, not to exceed 10% of the member earnings for such Fiscal Year, and (b) present value cashing retirement and death payments (net of any amount Borrower receives as insurance proceeds) in an aggregate amount not to exceed $5,000,000 in any Fiscal Year; provided that Borrower shall not make any Restricted Payments upon the occurrence and during the continuance of a Potential Default or Event of Default. So long as there is no Potential Default or Event of Default occurring or continuing, there shall not be included in the definition of Restricted Payments: (x) dividends paid, or distributions made, in Stock of Borrower or (y) exchanges of Stock of one or more classes of Borrower, except to the extent that cash or other value is involved in such exchange. Moreover, nothing in this Section shall prevent any Subsidiary from making any Restricted Payments to Borrower or to any other Loan Party that directly owns Stock of such Subsidiary. The term "equity" as used in this Section shall include Borrower's common stock, preferred stock, if any, other equity certificates, and notified equity accounts of patrons.

     2.9 Clause (xv) of Section 10.3 (and only that clause), is amended in its entirety to read as follows:

          (xv) (A) prior to the date of the release and termination of the Debt Repurchase Agreement and the satisfaction of all of Borrower's obligations thereunder ("Repurchase Release Date"), guarantee or otherwise be or become contingently liable for obligations of Young Pecan not to exceed an aggregate amount of $60,000,000 pursuant to the Debt Repurchase Agreement, (B) on or after the Repurchase Release Date, acquire the Foothill Interest, and
     (C) make a loan to Young Pecan Shelling Company in an amount not to exceed $1,676,785.00 and evidenced by that certain promissory note dated as of January 28, 2003, in such amount;

3. Borrower's Representations. Borrower hereby represents and warrants that, after giving effect to this Amendment
Agreement and the transactions contemplated hereby, no Potential
Default or Event of Default has occurred and is continuing under the Credit Agreement or other Loan Documents.

4.       Effective Date.  The effectiveness of this Amendment
Agreement is subject to satisfaction, in CoBank's sole discretion, of each of the following conditions precedent (the date on which all such conditions precedent are so satisfied shall be the "Effective Date"):

     4.1 Representations and Warranties. The representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects on and as of the Effective
Date as though made on and as of such date.

     4.2 No Event of Default. No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Amendment Agreement.

     4.3  Payment of Fees and Expenses.  Borrower shall have paid
CoBank, by wire transfer of immediately available federal funds the following: (a) the Amendment Fee required in Section 5 below;
and (c) all expenses owing pursuant to Section 6 below.

     4.4 Evidence of Corporate Action. CoBank shall have received in form and substance satisfactory to CoBank documents evidencing corporate action by Borrower to authorize (including the specific names and titles of the persons authorized to so act (each an "Authorized Officer")) the execution, delivery and performance of this Amendment Agreement, certified to be true and correct by the Secretary or Assistant Secretary of Borrower.

5. Amendment Fee. Borrower agrees to pay to CoBank an Amendment Fee in the amount of $0.00.

6. Costs; Expenses and Taxes. Borrower agrees to reimburse CoBank on demand for all out-of-pocket costs, expenses and charges (including, without limitation, all fees and charges of external legal counsel) incurred by CoBank in connection with the preparation, reproduction, execution and delivery of this Amendment Agreement and any other instruments and documents to be delivered hereunder.

7.       General Provisions.

     7.1 The Credit Agreement, except as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

     7.2 Borrower agrees to execute such additional documents as CoBank may require to carry out or evidence the purposes of this Amendment Agreement.

     7.3 The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of any right, power or remedy of CoBank under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents, and the Credit Agreement, as expressly modified hereby, and each of the other Loan Documents, are hereby ratified and confirmed and shall continue in full force and effect and be binding upon the parties thereto. Any direct or indirect reference in the Loan Documents to the "Credit Agreement" shall be deemed to be a reference to the Credit Agreement as amended by this Amendment Agreement.

8. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

9. Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties to this Amendment Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Telefax copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by telefax, shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to First Amended and Restated Credit Agreement
(Term Loan) to be executed by their duly authorized officers as of the Effective Date.

                              BORROWER:

                              GOLD KIST, INC., a corporation
                              formed under the laws of the State
                              of Georgia

                              By: /s/ Stephen O. West
                              Name:   Stephen O. West
                              Title:  Chief Financial Officer
                                      and Treasurer

                              LENDER:

                              COBANK, ACB

                              By: /s/ Kenneth L. Warlick
                              Name:   Kenneth L. Warlick
                              Title:  Vice President





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